Exhibit 10.1

MUTUAL SEPARATION AGREEMENT

This agreement is by and between Nature’s Miracle Inc. and its parent Nature’s Miracle Holding Inc., (collectively, the “Company”) and Wenbing “Chris” Wang (“Executive”). This agreement references the employment agreement dated January 7, 2025 signed by both parties.

RECITALS: Upon Executive’s resignation notice, Executive and the Company desire to mutually terminate the employment agreement dated January 7, 2025 and Executive’s current tenure as Chief Financial Officer.

The stock awards of the Executive have not vested, hence no stock compensation due.

END OF EMPLOYMENT: The Company and Executive agree the last day of work is February 13, 2025. Pro-rated compensation and unreimbursed out-of-pocket expenses are due to Executive.

TRANSITION ITEMS: Executive shall facilitate any transition item including but not limited to providing contact information with current customers and suppliers, investors, or bankers of the Company, and availability to answer questions on Company matters during her tenure.

CONFIDENTIALITY: Company and Executive mutually agree to keep confidential all Company & Executive information that was obtained during her employment that is not publicly available. The Company confidential information include but not limited to potential business transactions, acquisition transactions, any customer, supplier, investor and banker contact lists and contact information, joint ventures, Company product information and product under development, trade secrets, strategy and discussions during management meetings, any financial information and any business information unique to the Company. This excludes publicly available information via SEC or company website.

MUTUAL RELEASE: The Company and the Executive mutually agree to release each party from any claim or responsibilities.

INDEMNIFICATION: The Company agrees to indemnify and hold harmless the Executive on all matters during the employment of the Executive.

GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

This agreement is effective immediately. Parties are bound to its terms.

February 13, 2025

By:	/s/ Wenbing Wang
Wenbing Wang, individual/executive

Nature’s Miracle Holding Inc.

by:	/s/ James Li
James Li, CEO